Exhibit 10.22

March 30, 2007

BlackRock Financial Management, Inc.

40 East 52nd Street

New York, NY 10022

Dear Sirs:

We refer to the Investment Manager Agreement dated as of October 31, 2005 (the “Agreement”) between GeoVera Holdings, Inc. (“GeoVera”) and BlackRock Financial Management, Inc. (“BlackRock”).

GeoVera and BlackRock hereby agree to amend the Agreement to add as parties three subsidiaries of GeoVera (the “Subsidiaries”), for which GeoVera will be acting under the Agreement (and with respect to which GeoVera hereby represents and warrants to BlackRock that it has the authority to act), such Subsidiaries to be included within the defined term “Company” used within the Agreement, and such Subsidiaries are Pacific Select Property Insurance, GeoVera Insurance Company and GeoVera Specialty Insurance Company (formerly USF&G Specialty Insurance Company). In addition, GeoVera and BlackRock hereby agree to amend Section 3 of the Agreement, effective as of the date hereof, by deleting the third sentence thereof and replacing it with the following:

“The Company does hereby delegate to the Manager all of its powers, duties and responsibilities with regard to such investment and reinvestment and hereby appoints the Manager as its agent in fact with full authority to buy, sell or otherwise effect investment transactions involving the assets in its name and for the Account; provided, however, that the sale of any securities which have a fair value which is less than the amortized book value at the date of the proposed sale must be approved by either the Company’s CFO or Treasurer, in writing. Such persons will have two (2) trading hours to respond to such requests in writing. If a decision on the sale is not received within the two (2)-hour window the sale shall not be deemed approved. If the sale is still recommended by the Manager a follow-on request should be sent for approval as aforesaid.”

GeoVera also desires to change the changes persons identified in Section 11 of the Agreement who are authorized on its behalf to give directions to BlackRock and to change the recipient of additional copies of notices under the Agreement. Accordingly, effective as of the date hereof, such persons identified in Section 11 are:

Name	Title
Kevin Nish	President, CEO
Brian Sheekey	Senior Vice President, CFO
Thomas Hanzel	Treasurer

In addition, GeoVera’s notice address with respect to the recipient of copies of any notices under the Agreement is

Michael Zukerman, General Counsel

GeoVera Holdings, Inc.

4820 Business Center Drive, Suite 200

Fairfield, CA 94534

or by facsimile: 707-736-4034

As so amended the Agreement is hereby approved, ratified and confirmed in all respects.

Please acknowledge your agreement with the foregoing by signing both original versions of this letter in the space provided below, and return one to the undersigned and retain the other for your records.

Very truly yours, GeoVera Holdings, Inc., for itself and each of the Subsidiaries defined above

By:	/s/ Brian Sheekey
Name:	Brian Sheekey
Title:	Senior Vice President, CFO

Agreed to and Accepted:

BlackRock Financial Management, Inc.

By:	/s/ Soei Shin
Name:	Soei Shin
Title:	Vice President